CUSIP NO. 911819100

13D

Appendix A

Directors and Executive Officers of Sanders Morris Mundy Inc.

The following table sets forth the name, business address, and present principle occupation or employment of each director and executive officer of Sanders Morris Mundy Inc. Unless otherwise indicated below, each such person is a citizen of the United States and the business address of each such person is 3100 Chase Tower, Houston, Texas 77002. Except as indicated below, during the last five years, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was or is subject to a judgement, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws as a party to a civil proceeding of a judicial or administrative body of competent jurisdiction.

NAME					PRESENT PRINCIPAL OCCUPATION OR
					EMPLOYMENT; BUSINESS ADDRESS

Don A. Sanders			Chairman of the Executive Committee
Ben T. Morris			President, Chief Executive Officer,
					and Director
George L. Ball			Chairman of the Board
John I. Mundy			Director
John E. Drury			Director; Mr. Drury is Chief Executive
					Officer of Waste Management, Inc.; his
					business address is 1001 Fannin, Suite
					4000, Houston, Texas  77002
Michael S. Chadwick		Senior Vice President
Charles L. Davis			Vice President, Investment Banking and
					Assistant Secretary
Bruce R. McMaken			Vice President, Investment Banking
Sandy Williams			Secretary